Exhibit 99.1

Conference Call Transcript

RLI Corp. – Earnings Conference Call – 2nd Quarter 2008

July 16, 2008   //  10:00 am (CT)

RLI Participants

Jonathan E. Michael, Chief Executive Officer

Michael J. Stone, Chief Operating Officer

Joseph E. Dondanville, Chief Financial Officer

John Robison, Treasurer, VP – Investor Relations

Conference Call Participants

Name	Affiliation

Richard Cagney	Fox-Pitt Kelton Cochran Caronia Waller
Joseph DeMarino	Piper Jaffray
Charles B. Gates
DeForest Hinman	Walthausen & Co. LLC
Doug Mewhirter	Ferris Baker Watts
Michael Philips	Stifel Nicolaus
Kevin Preloger	Perkins, Wolf, McDonnell and Company, LLC

RLI CORP.

Moderator: John Robison

July 16, 2008

10:00 a.m. CT

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. second quarter earnings teleconference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in listen-only mode.  At the request of the company, we will open the conference for our question-and-answer session after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including the Annual Form 10-K, which should be reviewed carefully.

The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results. RLI’s management may make reference during the call to operating earnings and earnings per share from operations which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses.

RLI’s management believes that this measure is useful in gauging core operating performance across reporting periods but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s website at www.rlicorp.com. At the request of the company, we will open up the conference for questions and answers following the presentation.

I will now like to turn the conference over RLI’s Treasurer, Mr. John Robison. Please go ahead, sir.

John Robison:  Thank you. Good morning to everyone. Welcome to the RLI earnings teleconference for the second quarter of 2008. Joining me for today’s call are Jon Michael, President and CEO of RLI Corp; Joe Dondanville, Senior Vice President and Chief Financial Officer; and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.

We will conduct this call as we have in past quarters. I’ll give a brief review of the financial highlights and then Mike Stone will talk about the quarter’s operations. We’ll then open the call up to questions and Jon Michael will finish up with some closing comments.

I’m pleased to report solid second quarter operating earnings of $1.53 per share. Included in this quarter’s earnings are $17.4 million of pretax favorable development and prior years’ loss reserves. The favorable development is spread across all our product segments including Casualty, Property, and Surety. The combined ratio for the second quarter was 78 resulting in underwriting income of $29.1 million.

The soft market continues to impact our top line. Our total gross written premiums are down quarter-over-quarter 13% to $185 million. Three product groups have shown increased premiums versus prior year including Marine, Surety, and Personal Umbrella. In the case of Marine and Surety’s growth, this is a result of increasing our underwriting staff as we continue to expand our footprint in these areas.

Total expenses were up slightly for the quarter and up 7% year-to-date. We will continue to prudently manage our expenses in this soft market, but believe the right course of action is to build capabilities in preparation for a market turn. This means continuing to enhance our systems and attracting and developing talent to our organization.

Turning to investments, investment income grew 3% quarter-over-quarter. A large portion of our cash flow in 2007 and 2008 has gone to fund the share buyback program. Other comprehensive earnings shows a loss of $25.3 million for the quarter. This is a result of market fluctuations in the capital markets and reflects the net change in market value of our $1.8 billion investment portfolio.

Indeed, over the past several months we have had a crisis of confidence in our financial institutions and overall economy. The markets have been rattled by fears of subprime lending practices, the high price of commodities including oil and the health of Fannie Mae and Freddie Mac. This market uncertainty has created increased volatility, much to the downside. Our portfolio continues to perform well against major market indices including the S&P 500 and the U.S. Lehman Aggregate. Our total portfolio return was -0.5% for the quarter and -0.6% year-to-date. Our fixed income portfolio has an overall credit quality of AA and a duration of 4.7.

Given the market turmoil, I wanted to provide additional insight into our investment portfolio. As a highly profitable insurance company, we have an allocation to tax-free muni securities, roughly $519 million. Over the past six months, many of the major monoline insurers have been downgraded, including MBIA, Ambac, and FGIC. As a result, the underlying credit quality of the municipal security is now front and center. In our portfolio, absent the insurance of the downgraded monoline insurers, 94% of our munis are rated AA or higher and all of our muni securities are A rated or better.

As I mentioned last quarter, default studies have shown that munis have a lower default rate than corporate bonds of similar ratings and we have never solely relied upon the insurance when purchasing a muni security as evidenced by our highly rated portfolio.

We, like many insurers, own Government Sponsored Enterprise, or GSE, notes and mortgages. We own roughly 400 million in Fannie Mae and Freddie Mac notes and mortgage-backed paper. To date we have not seen any significant widening in the spreads on these bonds and liquidity continues to be very strong. Many analysts and pundits have said, and the market pricing confirms this, that the bonds of the GSEs are not in question.

In our preferred stock portfolio, we own less than $10 million in Fannie Mae and Freddie Mac paper, which we will continue to closely monitor. All in all, while we never want to report negative investment performance, our near breakeven return through six months compares favorably to many of the major market indices. We will continue to monitor and manage our exposure in the coming months as the market digests the recent plans to support Fannie Mae and Freddie Mac and hopefully restore confidence in our financial systems.

Turning to our share repurchase program. During the quarter, we repurchased 318,000 shares of RLI stock at an average cost of $49.96 or nearly $16 million. We have roughly $40 million remaining to purchase from the $200 million repurchase program approved in 2007. Since January of 2006, we have returned over $300 million to shareholders in the form of dividend and share repurchases. Despite this and the volatility in the markets, our statutory surplus has remained at roughly $700 million.

For the operations highlights, I will now turn the call over to Mike Stone. Mike.

Mike Stone:  Thanks John. A very good quarter, excellent underwriting results in a very difficult insurance marketplace. While volume and gross written premium was down, understand that we are an underwriting company and the foundation of our business model is underwriting profit. That means our underwriters are incented on underwriting profit. Our product leaders are incented on underwriting profit, so it’s in all of our best interest to exercise discipline in this market.

Also, we continue to search for new products as we indicated in our recently announced fidelity business and extensions of our current products, for example, geographic expansion in our Surety and Marine businesses and new distribution, for example in our Personal Umbrella and Target Market’s business, to offset the decline in our more mature surplus lines products, for example primary Liability and Property.

Discuss our segments briefly. Our Property results were outstanding at a 74 combined ratio for the quarter, 70 year-to-date; although, gross written premium was down 12% for the quarter and 8% year-to-date. Surety continues to perform well with combined ratio of 76 for the quarter and 79 year-to-date, with gross written premium up 7% in the quarter and 5% year-to-date. Casualty results, again, excellent at an 80 combined ratio for the quarter, 90 year-to-date, while gross written premium was down 15% for the quarter and 12% year-to-date.

While our Property segment performed well, it is under significant rate pressure. If you look at our CAT-exposed business, that’s wind and quake basically, rates are down 20%; and we are reducing exposure as these rates decline.

Our Marine business is growing at a nice pace, 49% up for the quarter as we build out our footprint in this product arena. Rates are basically flat here.

In our Surety business, they performed very well. We’re growing our transactional business, the Miscellaneous, and our account-driven Commercial Surety business by adding underwriters and expanding geographically. We expect to continue to grow this segment, but we are mindful of the impact a weakening economy can have on certain areas of this business, for example, the Contract segment. So we’ll be watching that carefully as the year unfolds.

The Casualty segment produced excellent results and, as the Property segment, it’s heavily surplus lines and it’s under pressure with significant rate reductions.

Our primary Liability business, the rates are off about 12% while volume is off about 21%. This business is our largest and was the driver of our growth.

We have a bright note in our Personal Umbrella, our standalone Personal Umbrella business. It’s up 5% year-to-date with a slight rate increase.

All in all, a very good quarter from an underwriting perspective in, like I said, a very difficult insurance marketplace. We will continue to exercise discipline and search for new products that fit our model and we’ll expand existing products where warranted.

With that, I’ll give the call back to John.

John Robison:  Thank you Mike. We’re going to open the call up to questions now.

Operator:  Thank you, sir.  The question-and-answer session will be conducted at this time.  (Instructions). And our first question will come from Joseph DeMarino with Piper Jaffray.

Joseph DiMarino:  Thank you.  Good morning and congrats on a great quarter.

Mike Stone:  Thank you.

Joseph DiMarino:  My first question concerns the economy and its impact on your Surety business, specifically your contractors’ book, if you could expand on that; and then also expand on how the slowing economy plays into your overall thoughts on reserving going forward and the other lines of your business.  Thank you.

Mike Stone:  It’s Mike Stone. I’ll talk about the Surety and the impact it has on our businesses, and I’ll let Joe talk about what impact on our reserves. Certainly on Surety, we’ve been in the Surety business for quite some time. We’ve been through economic declines and we know that when the economy declines, the contract business can come under considerable pressure as state and local governments become more slow payers and labor markets are difficult as well. So we’ll watch this closely. We think we’ve got a good model here. We’re growing this business a little bit by adding underwriters in different geographic areas, so we’re comfortable with where we are here.

The overall economy has certainly an impact on our General Liability business. We write a number of contractors and there’s less business to be had. For example, we’ve written quite a bit of business in Florida over the past four or five years. Florida’s economy is in more difficult straits given what’s going in the overall marketplace. So it’ll have an impact. We’ll watch it carefully where we think it has an impact on the loss side, and we’ll try to overcome some of the revenue difficulties that the weakening economy will encounter.

Reserve side.

Joe Dondanville:  I guess from the reserve side – this is Joe Dondanville – what we’re seeing on the Casualty side is favorable trends on the severity of claims. So I’m not sure the economy has as big of an impact there, maybe you have people who are quicker to settle to get some dollars as opposed to prolonged fighting, but we’re not seeing any trends in any ways there. We’ve built in in our current accident year loss picks some inflation for increased building costs and such for some of the anticipated losses that may come out with this economy. So right now we’re seeing favorable loss trends that are offsetting some of those effects.

Joseph DiMarino:  Thank you. Any sense of whether or not rates are nearing a bottom in either Casualty or Property or how they’ve changed since last quarter, how your opinion has changed?

Mike Stone:  It’s Mike Stone again. Obviously my crystal ball hasn’t worked too well in the past, but I think that the rate of decline is beginning to slow a bit. The decline has been fairly rapid over the past two years, and I think we’re seeing certainly in some of the Property areas things are starting to, the rate of decline is starting to slow. I think we’ve seen some of that as well in the Primary Liability area. But these things are fairly volatile at the moment. So, the trend’s still down.

Joseph DeMarino:  All right. Thank you. I’ll jump back in the queue.

Operator:  Your next question comes from Doug Mewhirter.

Doug Mewhirter:  Hi, good morning.  I just have a couple quick questions on varying matters. First, that new fidelity business, what segment would you put that under. Would you put it under Surety or under Casualty?

Joe Dondanville:  Surety.

Doug Mewhirter:  OK, and I noticed you had about $38 million of cash flow in the quarter, what was the operating cash flow in 2Q ‘07? Do you have that handy?

Joe Dondanville:  $63.7 million and year-to-date for last year was $89 million compared to $86.6 million this year.

Doug Mewhirter:  OK. Thanks for that. And my last question, in terms of your favorable development, particularly in your Casualty line, what accident years was that favorable development? Was it relatively recent or was it from maybe I guess the harder market years still running off?

Joe Dondanville:  It is going back to 2002 through 2006 with a more heavily weighted to the 2005 and 2006 years.

Doug Mewhirter:  Is there any particular lines in Casualty or subsegments, or is it mostly the Primary Liability, General Liability business?

Joe Dondanville:  Yes, the General Liability is a large portion of it, but Commercial Umbrella and Personal Umbrella, as well as Professional Liability and D&O side, have shown favorable development.

Doug Mewhirter:  OK. Thanks.

Operator:  And our next question comes from Michael Philips.

Michael Philips:  Hi, thanks. That’s Stifel Nicolaus. Two questions. Have you seen any impact, there’s a lot of talk of the gas price issue, have you seen an impact on that on your commercial auto side in terms of just lower driving, any impact on frequency or severity there?

Mike Stone:  Yes, it’s Mike Stone. While we think frequency is down, certainly anecdotally it is. The information that we’re getting from our customers is they’re driving less and driving slower, so we would expect to see some lower frequency and severity as the months progress.

Michael Philips: Good to hear they’re driving slower.

Jon Michael:  So it affects both the premium because they’re driving fewer miles and it will affect the loss.

Michael Philips:  Right. OK. Good, thanks. And secondly, you talked about adding new underwriters, I think you said in the Surety side. In general because of kind of what’s some of the turmoil that’s happened and some of the bigger companies out there, the AIGs, the XLs of the world, is it generally easier to find some talent to pick off from other companies now than it was say a few months ago?

Mike Stone:  It’s Mike Stone. You know we’re fairly attractive place for underwriters. We’ve always enjoyed a good reputation in that regard. We are seeing certainly increased opportunities in that regard, but we’re certainly not targeting any particular company so we see them fairly well across the board. We’ve seen AIG people in the past, we’ve hired them in the past as well as XL’s people, so they’re out there.

Michael Phillips:  OK. Great. Thank you very much.

Operator:  Your next question comes from DeForest Hinman.

DeForest Hinman:  Hi, I had a couple of questions. Can you talk about the tax rate in the second quarter ‘08? On the last conference call you talked about it being around 29% for the remainder of ‘08 and maybe update us where we stand for the remainder of the year on that tax rate as well? Then I have another one as well.

Joe Dondanville:  Yes, this is Joe Dondanville. We would expect to trend more at the 30% rate, slightly higher for the year. But the second quarter was impacted by two items, one the reserve releases had a fairly significant amount as well as reevaluating some of our general provisions for tax reserves at which we had a slight increase there for the quarter which caused us to be a little bit higher than the 30% for the quarter.

DeForest Hinman:  All right. And on the reverse developments, do we ever break those out? Do we break those out across the segments?

Joe Dondanville:  They are broken out on Page 3 of our release, or Page 2 of our release rather, where we say the favorable gain on Casualty, Property, and Surety where $0.44 per share was caused by Casualty, $0.05 for Property and $0.03 for the Surety side.

DeForest Hinman:  Now is it safe to back those in to get the dollar amounts using that 32.3% tax rate or should we look at it a different way?

Joe Dondanville:  We use the marginal rate of 35.

DeForest Hinman:  OK. That’s very helpful. We talked about the strength in Marine business, is there any other places we’re seeing some positives? Commercial we were doing seemed pretty decently with, is that market any different?

Mike Stone:  This is Mike Stone. Certainly Marine’s been pretty strong. The Surety business is pretty strong and I talked about the Commercial Surety, Miscellaneous Surety business that’s up nicely. Also our Personal Umbrella business is up 3% year-to-date and 4% in the quarter, so we’re up there. So, yeah, it’s not all down. There are bright spots and that’s the good thing about a fairly diversified product portfolio. We’ll have some products that are doing well while other products are struggling given the marketplace.

DeForest Hinman:  And in terms of the buyback, it slowed down the last two quarters relative to the third quarter ‘07/fourth quarter ‘07. Do we anticipate using up the remaining $41 million by the end of the year of ‘08?

Joe Dondanville:  This is Joe Dondanville. I’ll talk about the buyback. I think when we first announced the buyback back in 2006, it was basically a capital maintenance plan and currently our statutory surplus is about $700 million, a little over that, and I think it was about that level or slightly below that level back in 2006. I think with the weakness in the equities market is causing us to be a little bit more cautious because of the drop in our capital-base as a result of that. So we will monitor that, but we’re targeting about $700 million in statutory capital as where our comfort level is.

DeForest Hinman:  All right. Thank you. That’s it.

Operator:  Our next question comes from Kevin Preloger.

Kevin Preloger:  Good morning. It’s Kevin Preloger of Perkins Wolf. Quick question going back to the impact of higher gas prices on driving. Is this a true statement - the impact on premium due to fewer miles driven is more than offset by the decline in losses from any accidents?

Jon Michael:  That’s hard to predict. I think that would be a difficult one to predict right now.

Kevin Preloger:  If you had a customer that’s driving 10% fewer miles, I mean what dollar change in premium are you talking about?

Jon Michael:  10%.

Kevin Preloger:  OK.

Joe Dondanville:  I guess some of the other factors to consider in that - fewer miles, fewer drivers. When you have fewer drivers, hopefully you’ll have the more experienced drivers driving and some different safety issues with new drivers will be avoided, but it’s only time will tell. In a lot of these cases, it’s not necessarily what our driver’s doing, it’s what happening around them with the other traffic and auto drivers as well.

Jon Michael:  Our business is rated based on that mileage.

Kevin Preloger:  OK. Then going back to another comment you made about the wind and quake where I think you said the pricing was down along the lines of 20%, just for comparison sake, what percentage of the book was quake a year ago and what percentage is it today; and if you have the dollar amount of premium?

Mike Stone:  Well, percentage of our Property book, of our E&S property a year ago was about 60%.

Kevin Preloger:  OK.

Joe Dondanville:  If you break that down just to what we cover in quake and wind, it was about 35% of the total Property premium and this year it’s about 25%.

Kevin Preloger:  Is that year-to-date or is that Q2-to-Q2?

Joe Dondanville:  No, that’s year-to-date.

Kevin Preloger:  Year-to-date, okay, 35 down to 25 of the Property premium.

Joe Dondanville:  Right.

Kevin Preloger:  OK, and what are the policy terms on the quake? Are those yearly renewals?

Jon Michael:  Yes, yearly.

Kevin Preloger:  And same with the wind?

Jon Michael:  Yes.

Kevin Preloger:  OK, then in terms of the wind, what’s the geographic dispersion along the US?

Mike Stone:  Well, we write business along the Gulf Coast and along the Atlantic Coast, so there would be a concentration in Florida obviously.

Kevin Preloger:  Right.

Jon Michael:  South - I mean it’s a typical wind book, southwest, southeast and up the East Coast, very little exposure in the Caribbean Islands or anything like that.

Kevin Preloger:  OK.  Thanks a lot.

Operator:  And our next question will come from Charles Gates.

Charles Gates:  Good morning. To what extent do you see standard markets companies seeking to write more excess in surplus lines risk?

Mike Stone:  Charlie, it’s Mike Stone. That continues to be a phenomena of the softening marketplace, no question about it. They’re certainly more aggressive packaging more business and there are business that renewals that we don’t even see because they’re getting packaged up and sold by the standard lines companies. So it’s definitely a factor, what you would expect at this stage in the cycle.

Charles Gates:  The only other question, and maybe this dates me, do you see any parallel in the current marketplace with ‘73/’74? Remember in ‘73 you had the oil embargo, sharply higher oil prices and then you had enormous securities losses for many property casualty insurers? Now you don’t have the same equity representation today that you had then, but clearly to what extent do you see history repeating itself?

Mike Stone:  Well, Jon’s the only one old enough to answer that one.

Jon Michael:  Charlie, I agree with you. I think there are some parallels there that the economy we’re in today and what’s happening with that period of time. I think that’s pretty astute observation. In fact, I’m talking about that in my closing comments. I’m just wondering, are you representing yourself on this Charlie as a retired analyst, now?

Charles Gates:  I’m retired at the moment. Hopefully. I’m bored. Reality is the fact that I continue to follow the groups here.

Jon Michael:  Well, we’re glad you’re back.

Mike Stone:  Yes, we’re glad to hear from you.

Charles Gates:  Thank you very much.

Jon Michael:  Thank you.

Operator:  (Instructions). Your next question comes from Dick Cagney.

Richard Cagney:  Good morning, gentlemen. Can you talk about the Citizens in Florida? Are you involved in any of the takeout policies in the Citizens’ book? Secondly, can you talk about private equity? Is private equity sniffing around any of the E&S players? I’m hearing quite a bit of that recently.

Mike Stone:  It’s Mike Stone. On the Citizens, we’re not; we’re not doing any of the takeouts. That’s not our business model. On the private equity, I’ll let Jon answer that one.

Jon Michael:  Dick, I can’t really say what private equity are doing. I wouldn’t say they’re sniffing around RLI so… But I would think that looking at the prices in the marketplace versus what historic prices have been, properties are pretty attractive at this point.

Richard Cagney:  Thank you.

Operator:  We do have a follow-up question from Joseph DiMarino.

Joseph DiMarino:  Thank you. Just a follow-up on the investment portfolio. Did you have any write downs in the quarter on mortgage-backed securities in the portfolio?

John Robison:  Write downs, no we did not.

Joseph DiMarino:  Any changes to your other than temporarily impaired securities, if you have any?

John Robison:  No, we did not. We did sell one of our subprime mortgage bonds that we had in the quarter. We felt the market was pretty sloppy on those and the pricing we were getting from the custodian and Bloomberg was a bit sloppy and the spreads were wide and we got a pretty good offering and got out of it. So our subprime exposure now is less than $5 million.

Joseph DiMarino:  OK. Great. And what was the effective yield in the quarter?

John Robison:  I don’t have that right here in front of me. I can get that for you.

Joseph DeMarino:  OK. That’s it.

Operator:  And at this time, there appears to be no further questions in the queue. I would like to turn the conference back over to Mr. Jonathan Michael.

Jon Michael:  Thank you. It is an interesting time and I think Charlie Gates was right, the confluence of the credit crisis, the escalating price of oil, the weak dollar make for a worrisome economy. This coupled with the soft insurance market makes it imperative that we maintain discipline at this time. This quarter gross premiums were down 13%. The net earned premiums were down just 3.8%.

Our second quarter combined ratio was an outstanding 78% and at the risk of repeating myself, our model starts with underwriting for profit and our underwriters are paid for producing that profit. That’s important to remember. We will continue to build out our capabilities and look for market opportunities at this time. That said, we’ll remain diligent in our disciplined underwriting and wise investment decisions.

I want to thank you all for your questions and your attention to us and we look forward to talking to you next quarter and have a good morning.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 1-888-203-1112 with an ID number of 4242971.  This concludes our conference for today.  Thank you, all, for participating, and have a nice day.  All parties may now disconnect.

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